Exhibit (d)(1)

INVESTMENT MANAGEMENT AGREEMENT

Ashmore Funds

This Investment Management Agreement is executed as of             , 2010 by and between ASHMORE FUNDS, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust identified from time to time on Schedule A to this Agreement (each a “Fund” and together the “Funds”), and ASHMORE INVESTMENT MANAGEMENT LIMITED, an investment adviser registered under the Investment Advisers Act of 1940 (the “Manager”).

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY THE MANAGER TO THE TRUST.

(a) Subject always to the control of the Trustees of the Trust and to such policies as the Trustees may determine, the Manager will, at its expense, either directly or through others selected by it: (i) furnish continuously an investment program for the Funds and will make investment decisions on behalf of each Fund and place all orders for the purchase and sale of portfolio securities or other investments (together, “Investments”) and (ii) furnish office space and equipment, provide bookkeeping and clerical services (excluding determination of net asset value and shareholder accounting services) and pay all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Manager (unless such salaries, fees and expenses of such officers and Trustees are paid by another affiliate of the Manager other than the Trust or a Fund). In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust, as amended or restated (the “Declaration”) and Bylaws of the Trust, as amended or restated (the “Bylaws”), and each Fund’s stated investment objectives, policies and restrictions as set forth in its prospectus(es), including any summary prospectus, and statement of additional information, each as amended or supplemented, and as then in effect and filed with the Securities and Exchange Commission (collectively, the “Prospectus”).

(b) In the selection of brokers or dealers and the placing of orders for the purchase and sale of Investments for each Fund, the Manager shall seek to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In obtaining for a Fund the best execution available, the Manager shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to such Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Trust hereby agrees with the Manager and with any Sub-Adviser (as defined below) selected by the Manager as provided in Section 1(c) hereof that any entity or person associated with the Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of each Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time (the “1934 Act”).

(c) Subject to the provisions of the Declaration and Bylaws and the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time (the “1940 Act”), the Manager, at its expense, may select and contract with one or more investment advisers (the “Sub-Advisers”) for one or more of the Funds. The Manager shall retain any Sub-Adviser pursuant to a sub-advisory agreement the terms and conditions of which are acceptable to the Trust on behalf of the applicable Fund. If the Manager retains a Sub-Adviser hereunder, then unless otherwise provided in the applicable sub-advisory agreement, the obligation of the Manager under this Agreement with respect to the applicable Fund shall be, subject in any event to the control of the Trustees of the Trust, to determine and review with the Sub-Adviser the investment policies of the applicable Fund, and the Sub-Adviser shall have the obligation of furnishing continuously an investment program and making investment decisions for that Fund (or with respect to a portion of the Fund’s assets managed by such Sub-Adviser), adhering to applicable investment objectives, policies and restrictions, and placing all orders for the purchase and sale of Investments for that Fund (or with respect to a portion of the Fund’s assets managed by such Sub-Adviser), as applicable. The Manager (and not the applicable Fund) will compensate (either directly or indirectly) any Sub-Adviser for its services to such Fund. Subject to the provisions of the applicable sub-advisory agreement with the Sub-Adviser, the Manager may terminate the services of any Sub-Adviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and retained.

The Trust and the Manager further agree that a Sub-Adviser may, in turn, retain one or more investment advisers to perform services that are contemplated by this Section 1(c) as being performed by the Sub-Adviser on behalf of a Fund, in each case pursuant to a sub-advisory or portfolio management agreement between the Sub-Adviser and each such investment adviser, the terms and conditions of which are acceptable to the Trust on behalf of a Fund and the Manager.

(d) Subject to the provisions of the Declaration and Bylaws and the 1940 Act, the Manager, at its expense, may select and contract with one or more delegates to which it may delegate any of its non-advisory functions, powers, and duties under this Agreement and may also appoint agents to perform, or advise in relation to the performance by it of, any of such services required to be performed or provided by it under this Agreement.

Subject to the provisions of the Declaration and Bylaws and the 1940 Act, the Manager, at its expense, shall also be permitted to retain any lawyer, accountant, or any other professional adviser or expert (who may also be an adviser to a Fund) to assist or advise the Manager in relation to the performance of its obligations and the exercise of its powers under this Agreement and the Manager shall be entitled to act or rely upon the opinion or advice or any information obtained from any such professional adviser or expert.

(e) The Manager in its capacity as such shall not hold Investments, monies or other assets on account of a Fund and, except with respect to any responsibilities regarding foreign securities depositories delegated to it by the Board of Trustees of the Trust, shall not be responsible under this Agreement for: (a) arranging for any other person (including the Funds’ custodian) to perform those functions; or (b) the performance, acts or defaults of any such other person.

The Manager shall not be responsible under this Agreement for the provision of any safe custody or settlement services in respect of the Funds’ Investments or documents of title or certificates evidencing title relating thereto. It is agreed that such custody services and settlement services in relation thereto shall be the responsibility of, and shall be provided or arranged by, the Trust or any delegate as may be appointed by the Trust to provide such services.

(f) Unless otherwise stated in a Fund’s Prospectus, all investment restrictions applicable to a Fund will apply at the time of investment. A Fund will not violate these limitations unless an excess or deficiency occurs or exists immediately after and as a result of an investment. Except as otherwise required by applicable law, any subsequent change in the percentage of a Fund’s total or net assets invested in certain securities or other Investments resulting from market fluctuations or other changes in a Fund’s total or net assets will not require the Fund to dispose of an Investment unless required by applicable law or until the Manager determines that it is advisable to do so.

(g) Notwithstanding any other provision of this Agreement, the Manager may take or omit to take any action on account of a Fund in carrying out and discharging its obligations as set out in this Agreement in order to ensure compliance with applicable laws and determinations and guidelines of any competent regulatory or fiscal authority having jurisdiction over it issued from time to time.

2.	OTHER AGREEMENTS, ETC.; SERVICES NOT EXCLUSIVE

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the services of the Manager hereunder are not to be deemed exclusive. The Funds acknowledge that the Manager, its affiliated persons and the directors, officers, employees thereof (“Ashmore Persons”) may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses. The Manager and, where applicable, other Ashmore Persons shall be permitted to give advice to, and to make investments on behalf of, each Fund which differ from advice given to, or investments made on behalf of, other accounts advised by the Manager even though the objectives of one or more of the Funds and such other accounts may be the same or similar, provided, however, that in performing its obligations under this Agreement, the Manager shall act in good faith and follow a policy of allocating over a period of time opportunities to each Fund on a fair and equitable basis relative to such other accounts, taking into consideration issues such as availability as well as the policies and restrictions to which such other accounts and the Manager in respect of the Fund are subject.

3.	COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

The Trust will pay to the Manager as compensation for the Manager’s services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, a fee for each Fund, based on the applicable Fund’s average daily net assets, computed and paid monthly at the annual rates set forth on Schedule A attached hereto.

For purposes of this Section 3, “average daily net assets” means the average of all of the determinations of a Fund’s net asset value at the close of business on each business day during each month while this Agreement is in effect. Such fee shall be payable for each month within fifteen (15) business days after the end of such month. If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

In the event that the Manager has agreed to a fee waiver or an expense limitation or reimbursement arrangement with a Fund, subject to such terms and conditions as the Manager and such Fund may set forth in such agreement, the compensation due the Manager hereunder shall be reduced, and, if necessary, the Manager shall bear expenses with respect to such Fund, to the extent required by such fee waiver or expense limitation or reimbursement arrangement.

4.	ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate with respect to a Fund or Funds, without the payment of any penalty, in the event of its assignment with respect to such Fund or Funds; and this Agreement shall not be materially amended as to a Fund unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund (except if such shareholder approval is not required by the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Fund or of the Manager or of any other investment adviser of the Fund. Any required shareholder approval for an amendment to this Agreement with respect to a Fund, if obtained, shall be effective with respect to such Fund notwithstanding that the amendment may not have been approved by the shareholders of any other Fund affected by the amendment or all the Funds of the Trust. One or more additional Funds may be added to this Agreement, without shareholder approval of any other Funds, by written instrument of the Manager and the Trust, in which case Schedule A hereto shall be amended accordingly.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective with respect to a Fund upon its execution with respect to such Fund (or the effective date of an amendment to Schedule A hereto to add such Fund to this Agreement) (the “Initial Effective Date” for such Fund), and shall remain in full force and effect as to such Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) Either party hereto may at any time terminate this Agreement as to such Fund by not less than sixty days’ written notice to the other party, or

(b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Fund or of the Manager or any other investment adviser to such Fund, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement with respect to such Fund, then this Agreement shall automatically terminate with respect to such Fund at the close of business on the second anniversary of the Initial Effective Date for such Fund, or upon the expiration of one year from the effective date of the last such continuance for such Fund, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of such Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder in a manner consistent with the 1940 Act.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the particular Fund. Termination of this Agreement with respect to one Fund does not terminate this Agreement with respect to any other Fund.

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the outstanding voting securities of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person,” “investment adviser” and “assignment” shall have the respective meanings given to such terms in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff; and the term “brokerage and research services” shall have the meaning given to such term in the 1934 Act, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its Staff.

7.	NONLIABILITY OF MANAGER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, and its officers, directors, members, shareholders, employees, partners and affiliates, shall not be subject to any liability to the Trust, or to any shareholder, officer, director, partner, employee or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Declaration is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

9.	COMPLIANCE WITH APPLICABLE LAWS AND CONFLICTS OF INTEREST

The Manager represents and warrants that it is authorized and regulated by the United Kingdom Financial Services Authority (together with any successor regulating organization, the “FSA”) in the conduct of its regulated activities. The Manager represents, warrants and covenants that it is, and during the term of this Agreement shall continue to be, authorized and regulated by the FSA in the conduct of its activities.

This Agreement shall constitute a client agreement for the purposes of the rules of FSA (the “FSA Rules”).

The Manager shall treat the Trust and each Fund as a Professional Client for the purposes of the FSA Rules.

The Manager will not effect investments on account of a Fund with or through the agency of a person who provides services under any soft commission agreement.

The Manager represents and warrants that it has in operation a written procedure for the effective consideration and proper handling of complaints from its customers, including the Funds. Any formal complaints under this Agreement should be referred to the compliance officer of the Manager.

Each Fund represents and warrants to the Manager that it has received and read a copy of its Prospectus, including the risk disclosure included therein. Each Fund acknowledges that it understands the high degree of risk involved in making investments in emerging markets, and believes that the investments to be made by it are suitable based upon its overall investment objective and policies.

To the extent permitted by applicable law, the Manager may aggregate orders on behalf of one or more of the Funds with an order for other Funds, investment pools or accounts advised by the Manager or affiliates of the Manager. Aggregation may on some occasions operate to the advantage of a Fund and on other occasions to the disadvantage of a Fund.

The Trust acknowledges receiving a copy of Part II of the Manager’s Form ADV, including the conflict of interest disclosure included therein, at least 48 hours before executing this Agreement.

10.	EXERCISE OF VOTING AND OTHER RIGHTS

Unless otherwise instructed by the Trustees of the Trust, the Manager shall have the responsibility to exercise or procure the exercise of any voting right attaching to Investments of each Fund in accordance with proxy voting policies approved by the Trust with respect to the applicable Fund. Unless otherwise instructed by the Trustees of the Trust, the Manager shall have the responsibility to exercise or procure the exercise of any rights of the Trust with respect to any class action proceedings or other legal action concerning Investments of the Funds.

11.	RECORDKEEPING

The Manager shall keep such books, records and statements in relation to the Trust and the Funds which the Manager is required to keep in accordance with applicable law, including the 1940 Act and the FSA Rules, and as may be necessary to give a record of all transactions which the Manager carries out on behalf of the Funds; provided, however, that the Trust acknowledges and agrees that the Funds’ administrator shall be responsible for keeping the official books, records and statements of the Funds, including details of all transactions, on the Trust’s behalf. The Manager shall permit, at any time during normal business hours, upon reasonable prior written notice, any duly authorised representative or agent of the Trust to inspect any and all books, records and statements of the Manager insofar as they relate to transactions which the Manager carried out on behalf of a Fund under this Agreement and shall give such representative or agent all information, explanations or assistance as such representative or agent may reasonably require in connection therewith, provided that the Manager shall be entitled to redact any records to the extent necessary to comply with any obligations of confidentiality owed to any other clients or affiliated persons of the Manager.

12.	EXPENSES

The Manager shall not be obligated to pay any expenses of or for the Trust or the Funds not expressly agreed to by the Manager under this Agreement or otherwise in writing. Without limiting the generality of the foregoing, the Trust and the applicable Fund(s) (and not the Manager) shall be solely responsible for the following fees and expenses unless otherwise agreed to outside of this Agreement:

(i) any stamp and other duties, taxes, governmental charges, commissions, brokerage, transfer fees, registration fees and other charges payable in respect of the acquisition, holding or realization by a Fund of any Investment and any foreign exchange or other transactions carried out in connection therewith;

(ii) interest on borrowings undertaken by a Fund and charges incurred in negotiating, effecting, varying or terminating the terms of such borrowings;

(iii) the costs incurred in maintaining the effectiveness of the Trust’s registration statement and registering the Funds’ shares for sale in various jurisdictions and in preparing, printing, publishing, distributing and revising the Funds’ prospectuses, statements of additional information and other offering documents, annual and semi-annual reports and any reports which accompany the same, notices and proxy statements;

(iv) the fees and expenses of accountants, legal counsel and other professional advisers of the Fund, including in respect of Investments made by the Fund;

(v) promotional and marketing expenses of the Funds (as permitted by applicable law);

(vi) custodial expenses, shareholder-servicing expenses and transfer agency, sub-transfer agency and dividend disbursing expenses of the Funds;

(vii) compensation of the Trust’s trustees (other than those affiliated with the Manager); and

(viii) any other costs and expenses properly incurred by a Fund or the Trust in the course of its business and operations and not expressly the responsibility of the Manager hereunder.

13.	FORCE MAJEURE

The parties shall not be responsible for the loss of or damage to any other party or property in the possession of such party or for any failure to fulfill its duties under this Agreement if such loss damage or failure is caused by or directly or indirectly due to war damage, enemy action, the act of any government or other competent authority, act of terrorism, accident, riot, civil commotion, rebellion, pandemic, storm, tempest, fire, lock-out, strike or any other cause beyond the control of such party provided that the party shall use all reasonable efforts to minimize the effects of the same.

14.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

[Signature Pages Follow.]

Exhibit (d)(1)

IN WITNESS WHEREOF, ASHMORE FUNDS and ASHMORE INVESTMENT MANAGEMENT LIMITED have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ASHMORE FUNDS

By:
Name:
Title:

ASHMORE INVESTMENT MANAGEMENT LIMITED

By:
Name:
Title:

Investment Management Agreement

Schedule A to

Investment Management Agreement

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)
Ashmore Emerging Markets Corporate Debt Fund	1.15%
Ashmore Emerging Markets Local Currency Fund	0.85%
Ashmore Emerging Markets Local Currency Bond Fund	0.95%
Ashmore Emerging Markets Sovereign Debt Fund	0.90%
Ashmore Emerging Markets Total Return Fund	1.00%

Investment Management Agreement